                                                                   Exhibit 10.14

                                  CONFIDENTIAL

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "AGREEMENT") is made and entered into in Israel as of June 25, 2005 by and among Intellect Neurosciences Inc., a Delaware company incorporated, having a place of business at 465 West 23rd Street, Apt 12 J, New York, NY 10001 (the "COMPANY"), and Vivi Ziv of Hasigalit Street, 30A, Mazkeret Batya, Israel (the "EXECUTIVE").

WHEREAS, the Company desires to employ and secure for itself the services of the Executive upon the terms and subject to the conditions specified herein, and WHEREAS, the Executive desires to accept employment with the Company upon the terms and subject to the conditions specified herein, and

WHEREAS, the Executive shall be employed in Israel

WHEREAS, this Agreement is intended to supersede all prior agreements understanding and representations.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

     1. PREAMBLE AND EXHIBITS. The preamble to this Agreement and its Exhibits constitute an integral part hereof.

     2. EMPLOYMENT. (a) The Company hereby employs the Executive, and the Executive agrees to be employed by the Company, as a full-time employee in accordance with the terms of this Agreement. Executive shall hold the title of Chief Operating Officer of the Company and shall provide the services more fully described in Attachment 1 hereto, entitled "Job Description". (b) This Agreement is a personal employment agreement and shall not invoke the provisions of any collective bargaining agreement or arrangement or extension orders, whether presently existing or shall exist in the future, except and only to the extent so mandated by Israeli law. The Executive shall not disclose the terms of her employment agreement to other Company employees except for the Chief Executive Officer ("CEO") and Chief Financial Officer.

     3. DUTIES. (a) The Executive agrees to devote her full business time, attention, best efforts and ability to the affairs of the Company. She shall be subject to the direction and control of the CEO. (b) The Executive acknowledges that her position as Chief Operating Officer is a Fiduciary position and requires a special degree of trust. Her duties and responsibilities may entail irregular work hours and extensive traveling, for which she is adequately rewarded by the compensation provided for in this Agreement, and that accordingly the provisions of the Work Hours and Rest Law, 1951 will not apply to her employment with the Company. The Executive acknowledges that her travel will include one week (5 consecutive work days) each month spent at the Company's corporate headquarters in the United States.
          (c) The Executive shall not engage in any activities that may interfere or conflict with the proper discharge of her duties. The Executive shall not be entitled to engage in any other business activity, unless the CEO has approved such engagement in advance, an approval which will not be unreasonably withheld. An exception to this is the Executive's position as a member of the Board of Directors of Mekorot, Israel's national water company, a position which she will be entitled to keep as long as the appointment is in effect.

     4. TERM AND TERMINATION. This Agreement shall become effective as of August 1st, 2005 for a minimum of two years and shall continue in full force and effect until terminated pursuant to the terms hereof.

     4.1 The Agreement and the Executive's employment may be terminated as hereafter provide:

          (a) After two years at any time at the option of either party upon 90 days prior written notice ("Prior Notice"):

          (b) In the event of the inability of the Executive to perform her duties hereunder, whether by reason of injury (mental or physical), or of illness, incapacitating the Executive for a continuous period exceeding 60 days or non-consecutive-90 days in any six month period excluding compulsory army service.

          (c) For cause. For purposes of this Agreement an event or occurrence constituting "cause" including but not limited to:

               (i) Dishonesty of the Executive adversely affecting the Company or any of its subsidiaries or affiliates as justly decided by a court of Law:

               (ii) A serious breach of trust by the Executive including theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or any of its subsidiaries or affiliates, all in the impartial discretion of the Company, provided however that in case of disagreement only the Labor court shall decide.

               (iii) The Executive's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, whether or not related to the Company:

               (iv) Any gross negligence or willful misconduct of the Executive resulting in material harm to the business or reputation of the Company or any of its subsidiaries or affiliates; and

               (v) Any material breach of this Agreement by the Executive which is not cured within 30 days of notice thereof.

     4.2 In the event of a termination of this Agreement according to section 4.1(a) pursuant to a Prior Notice the Executive shall continue to render services to the Company during the Prior Notice period. Nevertheless, the Company shall have the right not to take advantage of the full Prior Notice period and may terminate the employment at any time during the Prior Notice period. In the event of such termination, the Company shall pay the Executive her salary and benefits as well as the net use of the Company car, through the remainder of the Prior Notice period. For the avoidance of any doubt, it is hereby expressed that the Company reserves the right not to take advantage of the full Prior Notice period (subject to all payments made to the Executive during the full prior notice period) in both the event the notice of termination of employment was delivered by it or in the event that it was delivered by the Executive, and such a case shall not constitute a dismissal of employment by the Company.

     4.3 Notwithstanding the foregoing, the Company may terminate the employment without a Prior written notice, or paying salary for the Prior Notice period in the event of termination under the circumstances specified in section 4.1(c) subsections (i),(ii) and
          (iii).

     4.4 In the event of termination by the Company under the circumstances specified in sections 4.1(a) and 4.1(b) and 4.1(c)(iv) and 4.1(c)(v) the Company shall pay the lump sum severance payment to which the Executive shall be entitled pursuant to the Severance Payment Law, 1963 ("Severance Payment") less any amounts received by the Executive from her Managers' Insurance on account of severance payment (all such payments shall be less deductions for all applicable taxes and withholdings under any relevant laws) and the Executive shall be entitled to exercise all those share options which have vested prior to the Prior Notice period and during the Prior Notice period. The Company shall have no further obligation to make any salary payments or provide any benefits to the Executive, except as required by applicable law and/or contract.

     4.5 In the event of resignation by the Executive pursuant to Section 4.1(a), the company shall release to the Executive her Manager's Insurance Fund and any outstanding Severance Payment (as described in 4.4) to her possession and the Executive shall be entitled to exercise all those share options which have vested prior to the Prior Notice resignation. The Company shall have no further obligation to make any salary payments or provide any benefits to the Executive, except as required by applicable law.

     4.6 In the event of termination under section 4.1(c) subsections (i), (ii) and (iii) only, the Executive shall not be untitled to Company's contribution to severance payment or Prior Notice.

     4.7 The Executive undertakes that immediately upon the termination of her employment with the Company, for any reason, she shall act as follows:

          4.7.1 She shall deliver to the Company all documents, diskettes or other magnetic media, letters, notes, reports and other materials in her possession which are the property of the Company or which contain proprietory or confidential information of the Company, as well as any equipment and/or other property belonging to the Company, including any company car, telephone, employee's badge and other equipment;

          4.7.2 Executive shall assure the smooth transfer of her responsibilities and handing over of her position by coordination with her supervisors to the satisfaction of the Company.

     5. SALARY. As compensation for services rendered hereunder, the Company shall pay the Executive a gross monthly salary of 35,000 NIS. Funds sufficient to cover the Executive's gross salary for 18 months shall be placed in escrow by the Company as security for the payment of such salary, to the satisfaction of the Executive. The escrowed salary shall be reduced each month by the amount of each monthly gross salary paid to Executive. Alternatively, the Company may furnish the Executive with a bank guarantee guaranteeing such salary payment. It is hereby agreed and declared that in any case the Company, or one of its creditors, shall commence a liquidation process (Ch. 7), or creditors settlement (Ch. 11), or any similar legal process against the Company, the Executive shall be entitled to the sums accumulated in the guarantee.

     6. BENEFITS. In addition to the compensation set forth in paragraph 5 above, the Executive shall receive the following benefits, and only such benefits, from the Company less deductions for all applicable taxes and withholdings under any applicable law.

     (a) VACATION. The Executive shall be entitled to 25 business days of paid vacation per year. The Executive shall be entitled to accumulate or to redeem any unused vacation days provided that the accumulation shall not exceed 30 days in every two year period.

     (b) MANAGERS INSURANCE ETC. In accordance with the Company's general policy, the Company shall procure for the benefit of the Executive a "Managers' Insurance Policy" (under customary terms) and contribute to such policy an amount equal to 5% of the Executive's salary and 8.33% on account of the Company's severance payment obligations, and the Company shall withhold 5% from the Executive's salary and contribute such amount to the said policy as the Executive's participation. Upon any termination of the Executive employment with the Company (other than termination by the Company under circumstances in which severance payment is not payable) the rights in the Executive's "Managers' Insurance Policy" shall be automatically assigned to the Executive. The Executive may designate for the above purpose a policy already existing in her favor in lieu of the new policy. In addition, the Company shall obtain Disability insurance ("Ovdan Kosher Avoda") for the exclusive benefit of the Executive and shall contribute up to 2.5% of the Executive's salary.

     (c) KEREN HISHTALMUT. The Company shall contribute an amount equal to 7.5% of the Executive's gross (provided that the Executive shall contribute 2.5% of her gross base salary) toward a continuing professional education fund ("Keren Hishtalmut"), contributed in accordance with the payroll practices of the Company.

     (d) RECREATION PAY. The Executive shall be entitled to 10 annual recreation pay ("Dmey Havra-ah").

     (e) SICK LEAVE. The Executive shall be entitled to paid sick days according to the law.

     (f) COMPANY CAR. The Company shall provide the Executive with an automatic Company car of at least Class 3. The Company shall pay or reimburse the Executive for all expenses relating to the use and maintenance of the car, including taxes.

          It is agreed that this payment shall not be considered as part of the Executive's salary and no other payments or benefits shall be granted based on this payment.

          The Executive shall take good care of such Company car and ensure that the provision of the insurance policy relating to it are fully observed and shall return the car and its keys to the Company within five days of termination of the Prior Notice Payment Period.

     7.   ISRAELI COMPLIANCE.

     7.1 (a) The Company is considering establishing an Israeli subsidiary. In the event the Company establishes an Israeli subsidiary, then the Company shall have the right to assign to the subsidiary all of its rights and obligations hereunder and the Executive shall be deemed for all purposes to be an employee of such subsidiary. In such event, the Company shall guarantee the payment of Executive's salary for the whole duration of her employment. Upon such assignment the subsidiary and Executive shall enter into an employment agreement identical to this Agreement, mutatis mutandis.

          (b) The company shall have the right to arrange for payment of the Executive's compensation via a third party such as a payment company or an accountant. For the removal of any doubt it is hereby agreed, that in case the Executive's salary (and any other payments according to this contract) shall be paid by any entity designated for the payment by the company, the company is and shall remain the sole employer of the Executive, and shall bear full and sole responsibility for all its undertakings within this contract. It is also clarified that all payments received by any such entity as above mentioned, shall be considered payments made by the Company. Furthermore, all the period during which the Executive received its salary from such an entity, shall be deemed period with in which the Company employed the Executive.

     8. COMPENSATION REVIEW. The Executive's performance will be reviewed on an annual basis by the Compensation Committee appointed by the Board of Directors who may decide in their sole and absolute discretion, to grant to Executive additional benefits such as participation in Executive Stock Option Plan which may be established for the benefit of senior executives. Nothing contained herein will require the Company to grant any additional benefits to the Executive.

     9.   CONFIDENTIAL INFORMATION

     9.1 Confidentiality. The Executive recognizes and acknowledges that her access to the trade secrets and confidential or proprietary information of the Company and its subsidiaries and affiliates (the "Confidential Information"), is essential to the performance of her duties under the Agreement. Without derogating from the foregoing definition of "Confidential Information", Confidential information shall include all business contacts, customer lists, business references, designs, inventions, improvements, legal documents, software systems (including specifications, code, programs and documentation), patents, patent applications, copyrights, material, trademarks, trademark applications, trade secrets, designs, proprietary methods, data, works of authorship, know-how, technology, formulas, intellectual property rights and other non-public information, which the Company or its subsidiaries or affiliates use, own, plan or develop. The Executive further recognizes and acknowledges that such Confidential information is a valuable and unique asset of the Company, and that its use or disclosure would cause the substantial loss and damages. Accordingly, the Executive undertakes and agrees that she will not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances, and that she will not make use of any such Confidential Information for her own purposes or for the benefit of any other person or organization, except in the proper fulfillment of her employment obligations hereunder. The obligations set forth in this subsection shall apply while this Agreement is in effect and for a period of 5 years after its termination. The above will not include information which was (a) known to the Executive before her employment in the Company (b) known to the public or became known to the public through no breach of confidentiality by the Executive.

     10.  NON-SOLICITATION

     (a) Upon termination of this Agreement the Executive agrees that for a period of six (6) months she will not directly or indirectly solicit any business from individuals or entities that are at the time of the termination of this Agreement customers of the Company or introduced to the Executive during the term of employment with the company, without the prior written consent of the Board of Directors which will not be withheld unreasonably.

     (b) From the date of termination of this Agreement, without the prior written consent of the Board of Directors, the Executive shall not offer to employ, or in any way directly or indirectly solicit or seek to obtain the employment of any person employed by either the Company or its subsidiaries during a two

          (2) year period from the date of the Executive's termination of employment, except for those employees who have left the Company or its subsidiaries, more than six (6) months prior to the date of the Executive's termination of employment with the Company.

     11. NON COMPETITION (a) For a period of 12 months after the termination of this Agreement the Executive shall not accept employment with, nor be directly retained by a Company who's main business is the development of therapeutics for Alzheimer's disease (b) For so long as the Executive is employed by the Company and continuing for 12 months thereafter, the Executive shall not, directly or indirectly, own a direct or indirect interest in, manage, operate, join, control, be employed by, or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any person or organization that at such time, offers products or services which directly compete with the business of the Company, its subsidiaries or affiliates; provided that this shall not preclude the Executive from owning a passive stock interest not greater than 5% in a publicly traded Company.

     12. INTELLECTUAL PROPERTY ASSIGNMENT. Any invention, development or know-how which shall be conceived, developed or reduced to practice by the Executive during the period of her employment relating to the business of the Company or the use of any of its technologies, facilities or Confidential information, notwithstanding that it is perfected or reduced to specific form at any time thereafter provided that its conception arose during such period, including all rights therein and in any patent or other form of intellectual property or legal protection with respect thereto, is the sole property of the Company, without need for any specific action or notice or any consideration to the Executive other than as provided for by this Agreement. The Executive shall reasonably cooperate with the Company and assist it in obtaining any patent or other form of legal protection for such inventions or know-how for no additional compensation (other than the coverage of the Executive's reasonable out of pocket expenses and loss of time required for such an assistance).

     13. DEDUCTIONS AND WITHHOLDINGS. The Company shall be entitled to deduct and withhold from any amount payable to the Executive, whether pursuant to this Agreement or otherwise, any and all taxes, withholdings or other payments as required under any applicable law.

     14. NO ASSIGNMENT BY EXECUTIVE. The Executive shall have no right to assign any of the rights nor to delegate any of the duties created by this Agreement and any assignment or attempted assignment of the Executive's rights, and any delegation or attempted delegation of the Executive's duties, shall be null and void (except for such delegations of authority to other officers of the Company as necessary and customary for the fulfillment of the Executive's duties). The Company retains the right, at any time to assign any of its rights or delegate any of its duties under this Agreement provided however that all Executive's rights shall be adequately fulfilled.

     15. CONDITIONS. The Executive represents that she has full authority to enter into this Agreement and that the performance of her duties under this Agreement will not interfere with or violate the terms of any other agreement, arrangement or understanding.

     16. BENEFIT. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

     17. NOTICES. Notices permitted or required hereunder shall be in writing and sent to the address as set forth below each Party's signature hereto, as may be changed from time to time by notice to the other Party. Notice may be given (i) by registered or certified mail, postage prepaid, return receipt requested, effective 7 days after posting. (ii) by telegram or fax, effective on the next business day in recipient's location, or (iii) by messenger or courier, effective upon receipt. Email shall not constitute notice hereunder unless such Email message is specifically agreed to by the Parties as constituting notice hereunder.

     18. SEVERABILITY OF PROVISIONS. If any of the provisions of this Agreement is held invalid, such provisions shall be severed and the remainder of the Agreement shall remain in force and shall not be affected thereby.

     19. NO ORAL CHANGES. This instrument constitutes and contains the entire Agreement between the parties except as otherwise expressly stated herein. This Agreement may be changed only in writing, and must be signed by the party against whom enforcement of any waiver, modification, discharge or other change is sought.

     20. WAIVER. Either party's failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at anyone or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     21. ENTIRE AGREEMENT. The Agreement contained in this instrument supersedes and cancels any and all prior agreements between the parties hereto, express or implied, written or oral, relating to the subject matter hereof. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof.

     22. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any litigation concerning any claims under or breach of this Agreement shall be brought exclusively in the competent courts of the Jerusalem or Tel-Aviv District in Israel.

     23. DESCRIPTIVE HEADlNGS. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     24. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

     25. SURVIVAL. The provisions of paragraphs 10, 12 and 13 shall survive any termination of this Agreement for the period mentioned in these sections.

IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement, as of the day and year first above written.


/s/ Vivi Ziv
-------------------------------------
EXECUTIVE


/s/ Illegible
-------------------------------------
INTELLECT NEUROSCIENCES